PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC. ®	MARCH 4, 2014
1450 BROADWAY, 24TH FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON
TEL. NO. (212) 582-0900

Harris & Harris Group, Inc. Establishes and Invests $350,001 in ProMuc, Inc.

Harris & Harris Group, Inc. (NASDAQ:TINY), an investor in transformative companies enabled by disruptive science, is pleased to announce the founding of ProMuc, Inc., and our initial investment of $350,001.   ProMuc brings together the expertise of Prof. Katharina Ribbeck at MIT, a leading researcher on mucin biology, and the carbohydrate chemistry technology of Corden Pharma to focus on the development of synthetic mucins for lubrication and antimicrobial applications.

Mucins are a special class of glycoproteins.  They are the main component of mucus, which lines many important human organs, and the mucus surrounding the intestinal wall is associated with the gut microbiome.  Mucins perform many critical functions during embryonic development and in the maintenance of general health.  These include providing lubrication and serving as an anti-microbial barrier to external pathogens.  A better understanding of mucins has the potential to allow us to design better biomimetic materials for a wide variety of commercial applications, including lubricants, food additives, anti-microbial coatings, and anti-cancer vaccines.

"Similar to our investment in AgBiome, where we are focusing on the microbiome at the interface of the plant and soil for the advancement of agriculture technology, we believe a better understanding of the mucus environment and its properties, including its associated microbiome, will lead to important advances in the health and nutrition industries," said Douglas Jamison, CEO of Harris & Harris Group. "We are excited to have the opportunity to work with Prof. Katharina Ribbeck at MIT and with Corden Pharma to advance these breakthroughs."

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com and on Facebook at www.facebook.com/harrisharrisvc.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.Facebook.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.